Exhibit 4.10

Purchase Contract with Jiangsu Shagang Group Co., Ltd
Time of Execution: __________    Place of Execution: ______________   Contract No.:_________

I.	Name, Model, Quantity, Amount and Notes of Product

name	Specification & model	unit	quantity	Unit price	Amount	notes

In total: RMB [__________]

II.	Quality requirements and technical standards: enterprise standards
III.	Place and method of delivery: to be determined at the time of delivery.
IV.	Method of Transportation and destination and undertaking of expenses: to be determined at the time of delivery.
V.	Reasonable loss and method of calculation: actual pounds +- 30% reasonable difference
VI.	Package standards: packed up into one piece
VII.	Standards and method of inspection: subject to the letter of guarantee and the specification of weight of the supplier
VIII.	Settlement and period: cash term or bank acceptance
IX.	In case of any needs for guarantee, a separate guarantee contract must be concluded and constitutes an attachment to the contract.
X.	Liabilities for breaching the contract: subject to the contract law
XI.	Settlement method: subject to mutual negotiation or the jurisdiction of the local court where the contract is executed.
XII.	Other convenants.

Supplier:Jiangsu Shagang Group Co., Ltd (seal)	Purchaser: Ossen Innovation Materials Co.,Ltd. (seal)
Address: Yongxin Road, Zhangjiagang	Address: Zhaoming Road, Ma’anshan
Zip code: 215625	Zip code: 243000
Phone:	Phone: 0555-3563812
Opening Bank:	Opening Bank:
Account No.:	Account No.:
Tax No.:	Tax No.:

Valid period: from [______] to [______]